Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Annual Report on Form 10-K of our report dated April 1, 2013 on our audits of the consolidated balance sheets of China Housing & Land Development, Inc. as at December 31, 2012 and 2011 and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for each of the three-year period ended December 31, 2012, and to the reference to our firm under the heading “Experts”.

Chartered Accountants

/s/ MSCM LLP

Toronto, Canada

April 1, 2013